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                                                                    Exhibit 99.1

                 EIGHTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

         THIS EIGHTH AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Eighth Amendment"), made effective as of the 28th day of December, 2007, by and between DEACON ENTERPRISES, INC., a Michigan corporation, whose address is 600 South Deacon, Detroit, Michigan 48217 ("Seller"), and VOYAGER PETROLEUM, INC., a Nevada corporation, whose address is 123 East Ogden Avenue, Suite 102A, Hinsdale, Illinois 60521 ("Purchaser"). Seller and Purchaser are also each individually referred to as a "Party" and collectively as the "Parties".

                              W I T N E S S E T H:

         WHEREAS, on January 19, 2007 Seller and Purchaser entered into a Purchase and Sale Agreement for land and improvements commonly known as 600 South Deacon, situated in the City of Detroit, Wayne County, Michigan ("Original Agreement"); and

         WHEREAS, the Parties have executed seven (7) separate Amendments to the Purchase Agreement (Original Agreement, together with all Amendments is the "Agreement"); and

         WHEREAS, Seller and Purchaser desire to further amend the Agreement.

         NOW, THEREFORE, Purchaser and Seller agree as follows:

         1. Extension of Inspection Period. Purchaser's right to inspect and evaluate the Property and otherwise determine whether Purchaser shall purchase the Property (the "Inspection Period") shall be extended until January 25, 2008 at 5:00 p.m. EST.

         2. Additional Deposit. In connection with execution of this Amendment, Purchaser shall wire transfer an additional $15,000 Deposit directly into the trust account of Seller's attorney, Alan J. Ferrara of Finkel, Whitefield, Selik, Ferrara & Feldman, P.C. ("Escrow Agent"). These funds shall be treated in the same manner as the $35,000 Deposit currently held by Phillip R. Seaver Title Company. The entire $50,000 Deposit is non-refundable to Purchaser unless Seller defaults. If Purchaser does not purchase the property, and Seller is not in default, then Seller shall be entitled to retain the entire Deposit.

         3. Closing. If Purchaser is not ready to close by January 25, 2008, Seller may terminate the Agreement, retain the Deposit, and neither Party shall have any further obligations to the other, except that Purchaser shall have a reasonable period of time to remove all of Purchaser's equipment, fixtures and other property of Purchaser located at the Property. If the transaction closes, the entire Deposit shall be applied to the Purchase Price.


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         4.       Notice. Notice to terminate the Agreement by either Party
                  through their respective attorneys may be provided by facsimile or e-mail to the attorney representing the other Party.

         5. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument. Facsimile and e-mail PDF versions of signatures shall be deemed originals for purposes of execution and delivery of this Amendment.

         The Parties have executed this Eighth Amendment as of the date set forth above.

SELLER:                                     PURCHASER:

DEACON ENTERPRISES, INC.                    VOYAGER PETROLEUM, INC.



By: /s/ Verlin Eppert                       By: /s/ Sebastien C. DuFort
    ---------------------                       --------------------------
    VERLIN EPPERT, President                    SEBASTIEN DUFORT, President